EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-55623, 333-101162 and 333-104123 on Form S-8 of our reports dated September 8, 2005, relating to the consolidated financial statements of The L.S. Starrett Company and subsidiaries (which report expresses an unqualified opinion on those financial statements and includes an explanatory paragraph relating to the change in accounting for goodwill and other long-lived assets) and management’s report on the effectiveness of internal control over financial reporting, (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K of The L.S. Starrett Company, for the year ended June 25, 2005.

Boston, Massachusetts

September 8, 2005